Exhibit 99.1

DeVry Education Group Announces Change to Board of Directors

Darren Huston to focus on new role as Priceline Group CEO

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--July 7, 2014--DeVry Education Group (NYSE:DV), a global provider of educational services, today announced that board member Darren R. Huston has notified the board of his resignation, effective immediately. Huston was recently appointed president and CEO of The Priceline Group.

“On behalf of the entire board, I thank Darren for his contributions to DeVry Group over his four-year tenure on our board,” said Dr. Connie Curran, DeVry Group’s board chair. “His expertise and insight were greatly valued and we wish him well in his future endeavors.”

"I have very much enjoyed serving as a director of DeVry Group and know that my experience there will help me in my new role at The Priceline Group,” Huston said. “DeVry Group’s commitment to academic quality and service to students are a credit to all who work there.”

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare, technology, accounting and finance.

CONTACT:
Investor & Media:
DeVry Education Group
Joan Walter, 630-353-3800
jwalter@devrygroup.com